ELLENOFF GROSSMAN & SCHOLE LLP
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NEW YORK, NEW YORK 10017
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www.egsllp.com

June 1, 2011

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Re:         Registration Statement of Nautilus Marine Acquisition Corp.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to the registration and offering of certain securities by Nautilus Marine Acquisition Corp. (the “Company”) as described more fully in the Form F-1 Registration Statement filed with the Securities Exchange Commission on or about June 1, 2011 (as amended, the “Registration Statement”).  In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.  Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

We have relied on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” therein, and we have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth herein.  While we have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, with your permission we have assumed that the information set forth in the Registration Statement (other than the section entitled “Taxation – United States Federal Income Taxation”) is true, complete and correct.  Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and the assumptions, qualifications and limitations set forth in the Registration Statement, we hereby confirm that the opinions of Ellenoff Grossman & Schole LLP with respect to United States federal income tax matters are those opinions attributed to Ellenoff Grossman & Schole LLP expressed in the Registration Statement under the captions “Taxation – United States Federal Income Taxation.”

Our opinions and the tax discussion as set forth in the Registration Statement are based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law (in each case, as in effect on the effective date of the Registration Statement), any of which may be changed at any time with retroactive effect. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us, without admitting we are “experts” within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP